Exhibit 99.1

HARLEY-DAVIDSON REPORTS THIRD QUARTER 2015 EARNINGS
Company Announces Increased Investments to Drive Demand
MILWAUKEE, Oct. 20, 2015 - Harley-Davidson, Inc. (NYSE: HOG) third-quarter 2015 diluted earnings per share were $0.69 compared to EPS of $0.69 in the year-ago period. Third-quarter net income was $140.3 million on consolidated revenue of $1.32 billion compared to net income of $150.1 million on consolidated revenue of $1.30 billion in the year-ago period.
Dealer new motorcycle sales were down 1.4 percent worldwide for the third quarter compared to the year-ago period, with sales down 2.5 percent in the U.S. and up 0.9 percent internationally.
“We expect a heightened competitive environment to continue for the foreseeable future, and now is the time for us to dial things up with significant additional investments in marketing and product development,” said Matt Levatich, President and Chief Executive Officer, Harley-Davidson, Inc. “We have a strong plan, built on our incredible foundation, to further assert Harley-Davidson’s substantial market leadership and accelerate growth. We have great confidence in our plans to drive demand and grow our reach and impact with customers globally.”
The company intends to fund the increased demand-driving actions by reallocating existing spending. Harley-Davidson expects to incur one-time expenses of approximately $30 million to $35 million in the fourth quarter of 2015, primarily for employee separation and reorganization costs related to this reallocation.

“In the short term, because the third quarter did not unfold as we expected, we are lowering full-year shipment guidance. Our ongoing commitment to manage supply in line with demand and maintain the premium nature of the brand remains a top priority for Harley-Davidson,” said Levatich.

Company Highlights Four Focus Areas for Increased Investment
In 2016, Harley-Davidson will increase its investment in customer-facing marketing by approximately 65 percent above 2015 levels. The company also plans to increase its investment in new product development by approximately 35 percent from 2015 levels. These changes represent an approximate $70 million increase in investment to drive demand compared to 2015.

These investments will be focused in four primary areas:

•	Increasing product and brand awareness

•	Growing new ridership in the U.S.

•	Increasing and enhancing brand access

•	Accelerating the cadence and impact of new products

The company will provide additional information during its earnings conference call this morning, including details on the company’s five objectives:

•	Lead in every market.

•	Grow the sport of motorcycling in the U.S., in part by growing the number of U.S. core customers and growing the number of U.S. outreach customers at a faster rate.

•
Grow U.S. retail sales and grow international retail sales at a faster rate. In support of this objective, the company has a target to grow its international dealer network by 150 to 200 new dealerships by 2020.

•	Grow revenue and grow earnings faster than revenue through 2020.

•	Outperform the S&P 500.

Retail Q3 Harley-Davidson Motorcycle Sales
Dealers worldwide sold 72,178 new Harley-Davidson® motorcycles in the third quarter of 2015 compared to 73,217 motorcycles in the year-ago quarter. In the U.S., dealers sold 48,918 new Harley-Davidson motorcycles in the quarter compared to sales of 50,167 motorcycles in the year-ago period.

In international markets, dealers sold 23,260 new Harley-Davidson motorcycles during the third quarter compared to 23,050 motorcycles in the year-ago period, with sales up 5.1 percent in the Asia Pacific region and 2.4 percent in the EMEA region, and down 11.5 percent in the Latin America region and 1.7 percent in Canada.
Harley-Davidson Q3 Motorcycles and Related Products Segment Results
Operating income from motorcycles and related products (the “motorcycles segment”) was $143.1 million during the quarter compared to operating income of $146.3 million in the year-ago period.

Third-quarter revenue from motorcycles was $812.4 million compared to revenue of $815.4 million in the year-ago period. The company shipped 53,472 motorcycles to dealers and distributors worldwide during the quarter compared to shipments of 50,670 motorcycles in the year-ago period.

Revenue from motorcycle parts and accessories was $252.2 million during the quarter compared to revenue of $239.7 million in the year-ago period. Revenue from general merchandise, which includes MotorClothes® apparel and accessories, was $69.0 million compared to revenue of $69.3 million in the year-ago period.
Gross margin was 34.6 percent in the third quarter of 2015 compared to 34.9 percent in the third quarter of 2014. Third-quarter operating margin for the motorcycles segment was 12.5 percent compared to operating margin of 12.9 percent in last year’s third quarter.

Nine-Month Results
Through nine months, Harley-Davidson 2015 net income was $710.0 million on consolidated revenue of $4.81 billion compared to nine-month 2014 net income of $770.1 million on consolidated revenue of $5.03 billion. Nine-month 2015 diluted earnings per share were $3.41 compared to EPS of $3.52 in the year-ago period.

Year-to-date in 2015, dealers sold 217,770 new Harley-Davidson motorcycles worldwide compared to 220,850 motorcycles in the year-ago period, with retail unit sales up 6.9 percent in the Asia Pacific region and down 1.3 percent in the U.S., 5.1 percent in the EMEA region, 5.1 percent in the Latin America region and 3.9 percent in Canada compared to the year-ago period.

Through nine months, the company shipped 218,233 motorcycles to dealers and distributors worldwide compared to shipments of 223,569 motorcycles through nine months last year. Nine-month revenue from motorcycles was down 6.2 percent to $3.38 billion, revenue from parts and accessories decreased 2.3 percent to $692.9 million and revenue from general merchandise increased 1.5 percent to $213.0 million compared to the first nine months of 2014. Gross margin through nine months was 37.9 percent, and operating margin was 20.2 percent compared to 37.7 percent and 21.3 percent respectively in the year-ago period.
Financial Services Segment Results
Operating income from financial services was $72.8 million in the third quarter of 2015 compared to operating income of $77.8 million in last year’s third quarter. Third-quarter financial services results reflect the impact of a growing loan portfolio with higher provision for credit losses, partially offset by favorable net interest margin. Through nine months, operating income from financial services was $219.3 million compared to operating income of $215.4 million through nine months of 2014.

Income Tax Rate
Through nine months, the company’s effective income tax rate was 34.8 percent compared to 34.9 percent in the year-ago period. The company now expects its full-year 2015 effective tax rate to be approximately 35.0 percent, down from previous guidance of 35.5 percent.

Cash Flow
Cash and marketable securities totaled $1.42 billion at the end of the third quarter compared to $1.04 billion at the end of last year’s third quarter. During the first nine months of 2015, Harley-Davidson generated cash from operating activities of $1.02 billion compared to $966.9 million in the year-ago period. On a discretionary basis, the company repurchased 9.4 million shares of Harley-Davidson, Inc. common stock during the third quarter of 2015 for $536.0 million. In the third quarter of 2015, there were approximately 204.6 million weighted-average diluted common shares outstanding, compared to approximately 216.9 million shares in the year-ago quarter. At the end of the third quarter of 2015, 21.6 million shares remained on board-approved share-repurchase authorizations.

Guidance
Harley-Davidson is revising its full-year guidance for motorcycle shipments, reflecting its commitment to managing supply in line with demand and now expects to ship 265,000 to 270,000 motorcycles to dealers and distributors worldwide in 2015, which is approximately flat to down 2 percent from 2014. The company had most recently provided full-year shipment guidance of 276,000 to 281,000 motorcycles. In the fourth quarter, the company expects to ship 47,000 to 52,000 motorcycles compared to 47,157 motorcycles shipped in the year-ago period. The company now expects full-year 2015 operating margin of approximately 16 percent to 17 percent for the motorcycles segment, compared to prior guidance of 18 percent to 19 percent for full-year operating margin. The company continues to expect 2015 capital expenditures for Harley-Davidson, Inc. of $240 million to $260 million.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss third-quarter results, as well as its plans for increased investments to drive demand, on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under "Events and Presentations." The audio portion of today's call will also be posted beginning approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, including making new investments to drive demand for its products for the costs and on the timing that are within expectations, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (iv) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (v) execute its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (vi) develop and introduce products, services and experiences that are successful in the marketplace, (vii) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (viii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, (vix) effect repurchases of its common stock at share prices that are within its expectations, (x) complete the transition to the new direct distribution model in Canada on the timing and for the costs that are within its expectations, (xi) prevent a cybersecurity breach involving digital consumer, employee or dealer personal data, (xii) manage the impact that prices for and supply of used motorcycles may have on retail sales of new motorcycles, (xiii) manage risks that arise through expanding international manufacturing, operations and sales, (xiv) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles,  (xv) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvi) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xvii) detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation, ((xviii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, (xix) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (xx) execute its flexible production strategy,  (xxi) continue to manage the relationships and agreements that it has with its labor unions to help drive long-term competitiveness, (xxii) adjust to healthcare inflation and reform, pension reform and tax changes, (xxiii) retain and attract talented employees, and (xxiv) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling
Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Kristen Cunningham, +1-414-343-4251, or Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Motorcycles & Related Products revenue	$1,140,321	$1,130,558	$4,301,674	$4,536,531
Gross profit	394,039	394,600	1,631,528	1,710,870
Selling, administrative and engineering expense	250,974	248,286	762,406	743,608
Operating income from Motorcycles & Related Products	143,065	146,314	869,122	967,262

Financial Services revenue	177,109	171,046	513,093	491,820
Financial Services expense	104,338	93,287	293,745	276,432
Operating income from Financial Services	72,771	77,759	219,348	215,388

Operating income	215,836	224,073	1,088,470	1,182,650
Investment income	3,211	1,509	5,983	4,940
Interest expense	4,879	77	4,897	4,147
Income before income taxes	214,168	225,505	1,089,556	1,183,443
Provision for income taxes	73,821	75,439	379,545	413,307
Net income	$140,347	$150,066	$710,011	$770,136

Earnings per common share:
Basic	$0.69	$0.70	$3.43	$3.54
Diluted	$0.69	$0.69	$3.41	$3.52

Weighted-average common shares:
Basic	203,598	215,572	207,255	217,429
Diluted	204,580	216,893	208,282	218,838

Cash dividends per common share	$0.310	$0.275	$0.930	$0.825

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 27, 2015	December 31, 2014	September 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$1,368,554	$906,680	$979,866
Marketable securities	47,358	57,325	57,579
Accounts receivable, net	294,054	247,621	286,256
Finance receivable, net	2,068,873	1,916,635	2,012,466
Inventories	466,657	448,871	460,958
Restricted cash	113,499	98,627	142,286
Other current assets	257,046	272,336	263,067
Total current assets	4,616,041	3,948,095	4,202,478
Finance receivables, net	5,009,473	4,516,246	4,653,034
Prepaid pension costs	—	—	261,983
Other long-term assets	1,106,044	1,063,756	908,011
	$10,731,558	$9,528,097	$10,025,506
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$781,246	$646,185	$836,294
Short-term debt	990,049	731,786	352,430
Current portion of long-term debt	891,710	1,011,315	1,518,320
Total current liabilities	2,663,005	2,389,286	2,707,044
Long-term debt	5,054,347	3,761,528	3,573,118
Pension and postretirement healthcare liabilities	254,864	279,192	243,484
Other long-term liabilities	199,669	188,805	217,497

Total shareholders’ equity	2,559,673	2,909,286	3,284,363
	$10,731,558	$9,528,097	$10,025,506

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Nine months ended
	September 27, 2015	September 28, 2014
Net cash provided by operating activities	$1,020,957	$966,868

Cash flows from investing activities:
Capital expenditures	(139,054)	(120,316)
Finance receivables, net	(719,472)	(610,644)
Net change in marketable securities	9,500	41,010
Acquisition of business	(59,910)	—
Other	5,172	275
Net cash used by investing activities	(903,764)	(689,675)

Cash flows from financing activities:
Proceeds from issuance of senior unsecured notes	740,949	—
Repayments of senior unsecured notes	—	(303,000)
Proceeds from issuance of medium-term notes	595,386	594,431
Repayments of medium-term notes	(600,000)	(7,220)
Proceeds from securitization debt	1,195,668	847,126
Repayments of securitization debt	(764,909)	(631,302)
Net increase (decrease) in credit facilities and unsecured commercial paper	258,734	(315,278)
Borrowings of asset-backed commercial paper	69,191	57,669
Repayments of asset-backed commercial paper	(55,124)	(58,717)
Net change in restricted cash	(15,165)	2,521
Dividends	(191,451)	(179,860)
Purchase of common stock for treasury	(894,565)	(393,459)
Excess tax benefits from share-based payments	2,878	8,873
Issuance of common stock under employee stock option plans	16,755	28,850
Net cash provided by (used by) financing activities	358,347	(349,366)

Effect of exchange rate changes on cash and cash equivalents	(13,666)	(14,573)

Net increase (decrease) in cash and cash equivalents	$461,874	$(86,746)

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	906,680	1,066,612
Net increase (decrease) in cash and cash equivalents	461,874	(86,746)
Cash and cash equivalents - end of period	$1,368,554	$979,866

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$812,398	$815,375	$3,376,356	$3,601,328
Parts & Accessories	252,226	239,731	692,938	709,438
General Merchandise	69,008	69,282	212,954	209,782
Other	6,689	6,170	19,426	15,983
	$1,140,321	$1,130,558	$4,301,674	$4,536,531
MOTORCYCLE SHIPMENTS:
United States	30,092	28,106	141,884	145,440
International	23,380	22,564	76,349	78,129
Total	53,472	50,670	218,233	223,569
MOTORCYCLE PRODUCT MIX:
Touring	21,994	22,844	95,354	100,117
Cruiser(1)	18,405	14,722	71,753	76,102
Sportster® / Street	13,073	13,104	51,126	47,350
Total	53,472	50,670	218,233	223,569
(1) Category previously referred to as "Custom" motorcycle units, as used in this table, include Dyna®, Softail®, V-Rod® and CVO models.

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
North America Region
United States	48,918	50,167	142,196	144,122
Canada	2,554	2,598	8,414	8,753
Total North America Region	51,472	52,765	150,610	152,875
Europe, Middle East and Africa Region (EMEA)
Europe(2)	8,441	8,255	30,720	32,376
Other	1,590	1,541	4,878	5,124
Total EMEA Region	10,031	9,796	35,598	37,500
Asia Pacific Region
Japan	2,642	2,621	7,194	8,024
Other	5,215	4,852	16,277	13,929
Total Asia Pacific Region	7,857	7,473	23,471	21,953
Latin America Region	2,818	3,183	8,091	8,522
Total Worldwide Retail Sales	72,178	73,217	217,770	220,850

Total International Retail Sales	23,260	23,050	75,574	76,728
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Nine months ended
	September 30, 2015	September 30, 2014
United States(2)	279,013	261,851
Europe(3)	313,303	284,382

(1) Data includes on-road 601+cc models. On-road 601+cc models include on-highway, dual purpose models and three-wheeled vehicles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.